Exhibit 99.1

PCB Bancorp Reports Earnings of $9.1 million for Q2 2022 and Announces Name Change of its Subsidiary, Pacific City Bank, to PCB Bank
Los Angeles, California - July 28, 2022 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of Pacific City Bank (the “Bank”), today reported net income of $9.1 million, or $0.60 per diluted common share, for the second quarter of 2022, compared with $10.2 million, or $0.67 per diluted common share, for the previous quarter and $9.8 million, or $0.64 per diluted common share, for the year-ago quarter.
The Company also announced that the Bank will change its name to PCB Bank, effective August 25, 2022. In addition, the Company introduced a new logo, which will also be utilized by the Bank after its name change.
Q2 2022 Highlights
•Net income totaled $9.1 million, or $0.60 per diluted common share, for the current quarter;
◦The Company recorded a reversal for loan losses of $109 thousand for the current quarter compared with $1.2 million for the previous quarter and $934 thousand for the year-ago quarter.
◦Allowance for loan losses (“Allowance”) to loans held-for-investment(1) ratio was 1.15% at June 30, 2022 compared with 1.22% at March 31, 2022, 1.29% at December 31, 2021 and 1.45% at June 30, 2021. Adjusted Allowance to loans held-for-investment ratio(2) was 1.15% at June 30, 2022 compared with 1.23% at March 31, 2022, 1.34% at December 31, 2021 and 1.62% at June 30, 2021.
◦Net interest income was $21.4 million for the current quarter compared with $20.0 million for the previous quarter and $19.0 million for the year-ago quarter. Net interest margin was 4.01% for the current quarter compared with 3.87% for the previous quarter and 3.83% for the year-ago quarter.
◦Gain on sale of loans was $2.0 million for the current quarter compared with $3.8 million for the previous quarter and $4.0 million for the year-ago quarter.
•Total assets were $2.34 billion at June 30, 2022, an increase of $144.8 million, or 6.6%, from $2.20 billion at March 31, 2022, an increase of $194.8 million, or 9.1%, from $2.15 billion at December 31, 2021, and an increase of $284.6 million, or 13.8%, from $2.06 billion at June 30, 2021;
•Loans held-for-investment were $1.83 billion at June 30, 2022, an increase of $90.1 million, or 5.2%, from $1.74 billion at March 31, 2022, an increase of $100.8 million, or 5.8%, from $1.73 billion at December 31, 2021, and an increase of $113.4 million, or 6.6%, from $1.72 billion at June 30, 2021;
◦SBA PPP loans totaled $1.6 million, $22.9 million, $65.3 million, and $181.0 million at June 30, 2022, March 31, 2022, December 31, 2021, and June 30, 2021, respectively.
◦The Company had no loans under modified terms related to COVID-19 at June 30, 2022, March 31, 2022, and December 31, 2021. Loans under modified terms related to the COVID-19 pandemic totaled $16.2 million at June 30, 2021.
•Total deposits were $2.00 billion at June 30, 2022, an increase of $87.2 million, or 4.6%, from $1.91 billion at March 31, 2022, an increase of $130.5 million, or 7.0%, from $1.87 billion at December 31, 2021, and an increase of $200.0 million, or 11.1%, from $1.80 billion at June 30, 2021; and
•On May 24, 2022, the Company issued 69,141 shares of preferred stock in exchange for a capital investment of $69.1 million from the U.S. Department of Treasury (the “Treasury”) under the Emergency Capital Investment Program (“ECIP”).
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(1)     Loans held-for-investment are presented net of deferred fees and costs in this press release.
(2)     Adjusted Allowance to loans held-for-investment ratio is a non-GAAP measure, which excludes U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans from loans held-for-investment. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

“We are pleased with another solid financial performance for the second quarter of 2022,” stated Henry Kim, President and Chief Executive Officer. “We continued to maintain an asset-sensitive balance sheet and executed another quarterly performance of a well-balanced deposit and loan growth combined with a record net interest income.”
“During the second quarter of 2022, our deposits increased at an annualized rate of 18% and we funded $161 million in loans held-for-investment, resulting in a 26% annualized growth rate, excluding SBA PPP loans. Our outstanding credit quality continued as demonstrated by our non-performing assets to loans held-for-investment ratio of 0.09% and classified assets to total assets ratio of 0.20%. Our net interest margin expanded 14 basis points quarter-over-quarter to 4.01% for the second quarter while we maintained our efficiency rate at 49%.”
“As we look ahead to the second half of this year, in spite of the challenging economic outlook ahead, we will remain opportunistic with our strong capital position and continue to invest in our franchise value by expanding our footprint. We are on schedule to open two new full-service branches in Dallas, Texas and a new full-service branch in Palisades Park, New Jersey during the third quarter of this year,” concluded Kim.
Financial Highlights (Unaudited)

($ in thousands, except per share data)	Three Months Ended					Six Months Ended
	6/30/2022	3/31/2022	% Change	6/30/2021	% Change	6/30/2022	6/30/2021	% Change
Net income	$9,092	$10,240	(11.2)%	$9,844	(7.6)%	$19,332	$18,404	5.0%
Diluted earnings per common share	$0.60	$0.67	(10.4)%	$0.64	(6.3)%	$1.27	$1.19	6.7%

Net interest income	$21,351	$19,993	6.8%	$18,996	12.4%	$41,344	$36,815	12.3%
Reversal for loan losses	(109)	(1,191)	(90.8)%	(934)	(88.3)%	(1,300)	(2,081)	(37.5)%
Noninterest income	3,648	5,286	(31.0)%	5,151	(29.2)%	8,934	8,008	11.6%
Noninterest expense	12,245	12,071	1.4%	11,139	9.9%	24,316	20,808	16.9%

Return on average assets (1)	1.65%	1.92%		1.96%		1.78%	1.85%
Return on average shareholders’ equity (1)	12.48%	16.01%		16.49%		14.13%	15.59%
Return on average tangible common equity (“TCE”) (2)	13.85%	16.01%		16.49%		14.92%	15.59%
Net interest margin (1)	4.01%	3.87%		3.83%		3.94%	3.77%
Efficiency ratio (3)	48.98%	47.75%		46.13%		48.36%	46.42%

($ in thousands, except per share data)	6/30/2022	3/31/2022	% Change	12/31/2021	% Change	6/30/2021	% Change
Total assets	$2,344,560	$2,199,742	6.6%	$2,149,735	9.1%	$2,060,003	13.8%
Net loans held-for-investment	1,811,939	1,721,757	5.2%	1,709,824	6.0%	1,694,767	6.9%
Total deposits	1,997,607	1,910,379	4.6%	1,867,134	7.0%	1,797,648	11.1%
Book value per common share (4)	$22.36	$17.47		$17.24		$16.09
TCE per common share (2)	$17.73	$17.47		$17.24		$16.09
Tier 1 leverage ratio (consolidated)	15.37%	12.22%		12.11%		11.76%
Total shareholders’ equity to total assets	14.26%	11.87%		11.92%		11.60%
TCE to total assets (2), (5)	11.31%	11.87%		11.92%		11.60%

(1)Ratios are presented on an annualized basis.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.
(3)Calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
(4)Calculated by dividing total shareholders’ equity by the number of outstanding common shares.
(5)The Company did not have any intangible asset component for the presented periods.

COVID-19 Pandemic
The ongoing COVID-19 pandemic, and governmental and societal responses thereto, have had a severe impact on global economic and market conditions. The U.S. government has enacted a number of monetary and fiscal policies to provide fiscal stimulus and relief in order to mitigate the impact of the COVID-19 pandemic. However, the COVID-19 pandemic continues to be a challenge to public health, including the emergence of new variants, and impact global economic and market conditions, including global supply chain disruptions and high inflation.
Since the beginning of the crisis, the Company has taken a number of steps to protect the safety of its employees and to support its customers. The Company has enabled its staff to work remotely and established safety measures within its bank premises and branches for both employees and customers. In order to support its customers, the Company has been in close contact with them, assessing the level of impact on their businesses, and putting a process in place to evaluate each client’s specific situation and provide relief programs where appropriate, including SBA PPP loans and loan modifications related to the COVID-19 pandemic.
At this time, the Company cannot estimate the long term impact of the COVID-19 pandemic, but these conditions are expected to continue to impact its business, results of operations, and financial condition negatively.

Result of Operations (Unaudited)
Net Interest Income and Net Interest Margin
The following table presents the components of net interest income for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2022	3/31/2022	% Change	6/30/2021	% Change	6/30/2022	6/30/2021	% Change
Interest income/expense on
Loans	$21,243	$20,190	5.2%	$19,511	8.9%	$41,433	$38,255	8.3%
Investment securities	668	476	40.3%	375	78.1%	1,144	735	55.6%
Other interest-earning assets	535	228	134.6%	165	224.2%	763	319	139.2%
Total interest-earning assets	22,446	20,894	7.4%	20,051	11.9%	43,340	39,309	10.3%
Interest-bearing deposits	1,041	850	22.5%	1,000	4.1%	1,891	2,311	(18.2)%
Borrowings	54	51	5.9%	55	(1.8)%	105	183	(42.6)%
Total interest-bearing liabilities	1,095	901	21.5%	1,055	3.8%	1,996	2,494	(20.0)%
Net interest income	$21,351	$19,993	6.8%	$18,996	12.4%	$41,344	$36,815	12.3%
Average balance of
Loans	$1,804,368	$1,773,376	1.7%	$1,691,704	6.7%	$1,788,958	$1,666,808	7.3%
Investment securities	135,324	123,230	9.8%	132,249	2.3%	129,310	128,073	1.0%
Other interest-earning assets	195,633	198,918	(1.7)%	164,710	18.8%	197,267	176,864	11.5%
Total interest-earning assets	$2,135,325	$2,095,524	1.9%	$1,988,663	7.4%	$2,115,535	$1,971,745	7.3%
Interest-bearing deposits	$1,001,424	$1,034,012	(3.2)%	$1,026,937	(2.5)%	$1,017,629	$1,040,316	(2.2)%
Borrowings	11,132	10,400	7.0%	19,012	(41.4)%	10,768	47,128	(77.2)%
Total interest-bearing liabilities	$1,012,556	$1,044,412	(3.1)%	$1,045,949	(3.2)%	$1,028,397	$1,087,444	(5.4)%
Total funding (1)	$1,902,247	$1,885,038	0.9%	$1,766,054	7.7%	$1,893,691	$1,751,346	8.1%
Annualized average yield/cost of
Loans	4.72%	4.62%		4.63%		4.67%	4.63%
Investment securities	1.98%	1.57%		1.14%		1.78%	1.16%
Other interest-earning assets	1.10%	0.46%		0.40%		0.78%	0.36%
Total interest-earning assets	4.22%	4.04%		4.04%		4.13%	4.02%
Interest-bearing deposits	0.42%	0.33%		0.39%		0.37%	0.45%
Borrowings	1.95%	1.99%		1.16%		1.97%	0.78%
Total interest-bearing liabilities	0.43%	0.35%		0.40%		0.39%	0.46%
Net interest margin	4.01%	3.87%		3.83%		3.94%	3.77%
Cost of total funding (1)	0.23%	0.19%		0.24%		0.21%	0.29%
Supplementary information
Net accretion of discount on loans	$907	$908	(0.1)%	$1,012	(10.4)%	$1,815	$1,757	3.3%
Net amortization of deferred loan fees	$606	$1,165	(48.0)%	$1,459	(58.5)%	$1,771	$2,679	(33.9)%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Loans. The increases in average yield for the current quarter and year-to-date period were primarily due to an increase in overall interest rates on loans from the rising interest rate environment, partially offset by a decrease in net amortization of deferred loan fees from the decreased amount of SBA PPP loan payoffs.
The following table presents a composition of total loans by interest rate type accompanied with the weighted-average contractual rates as of the dates indicated:

	6/30/2022		3/31/2022		12/31/2021		6/30/2021
	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate
Fixed rate loans	24.5%	4.35%	26.7%	4.25%	28.4%	3.98%	33.9%	3.56%
Hybrid rate loans	37.0%	4.11%	31.5%	4.07%	29.1%	4.16%	22.5%	4.52%
Variable rate loans	38.5%	5.12%	41.8%	4.14%	42.5%	3.95%	43.6%	3.99%

Investment Securities. The increases in average yield for the current quarter and year-to-date period were primarily due to a decrease in net amortization of premiums on mortgage-backed securities and collateralized mortgage obligations.
Other Interest-Earning Assets. The increases in average yield for the current quarter and year-to-date period were primarily due to an increased interest rate on cash held at the Federal Reserve Bank (“FRB”) account. The increases in average balance for the current quarter and year-to-date period compared with the same periods of 2021 were primarily due to an increase in deposits and the ECIP capital investment, partially offset by an increase in loans. The Company maintains most of its cash at the FRB account.
Interest-Bearing Deposits. The increases in average cost for the current quarter compared with the previous and year-ago quarters were primarily due to an increase in market rates. The decrease in average cost for the current year-to-date period compared with the previous year-to-date period was primarily due to the lower interest rates on time deposits opened throughout 2021.
Borrowings. The increase in average cost for the current quarter compared with the year-ago quarter was primarily due to matured borrowings with lower interest rates during 2021. At June 30, 2022, the Company had no FHLB advances.
Reversal for Loan Losses
Reversal for loan losses was $109 thousand for the current quarter compared with $1.2 million for the previous quarter and $934 thousand for the year-ago quarter. For the current and previous year-to-date periods, reversal for loan losses was $1.3 million and $2.1 million, respectively. The reversals for the current quarter and year-to-date period were primarily due to a decrease in qualitative adjustment factor allocations related to economic implications of the COVID-19 pandemic. The Company recorded net charge-offs (recoveries) of $18 thousand for the current quarter compared with $(8) thousand for the previous quarter and $(309) thousand for the year-ago quarter. For the current and previous year-to-date periods, the Company recorded net charge-offs (recoveries) of $10 thousand and $(460) thousand, respectively.
Adjusted Allowance to loans held-for-investment ratio(1) was 1.15%, 1.23%, 1.34%, and 1.62% at June 30, 2022, March 31, 2022, December 31, 2021, and June 30, 2021, respectively.
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(1)     Adjusted Allowance to loans held-for-investment ratio is a non-GAAP measure, which excludes SBA PPP loans from loans held-for-investment. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

Noninterest Income
The following table presents the components of noninterest income for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2022	3/31/2022	% Change	6/30/2021	% Change	6/30/2022	6/30/2021	% Change
Gain on sale of loans	$2,039	$3,777	(46.0)%	$3,967	(48.6)%	$5,816	$5,289	10.0%
Service charges and fees on deposits	330	303	8.9%	302	9.3%	633	595	6.4%
Loan servicing income	755	700	7.9%	545	38.5%	1,455	1,427	2.0%
Bank-owned life insurance income	175	172	1.7%	—	—%	347	—	—%
Other income	349	334	4.5%	337	3.6%	683	697	(2.0)%
Total noninterest income	$3,648	$5,286	(31.0)%	$5,151	(29.2)%	$8,934	$8,008	11.6%

Gain on Sale of Loans. The following table presents information on gain on sale of loans for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2022	3/31/2022	% Change	6/30/2021	% Change	6/30/2022	6/30/2021	% Change
Gain on sale of SBA loans
Sold loan balance	$38,442	$39,683	(3.1)%	$34,107	12.7%	$78,125	$45,026	73.5%
Premium received	2,600	4,206	(38.2)%	4,172	(37.7)%	6,806	5,481	24.2%
Gain recognized	2,039	3,777	(46.0)%	3,954	(48.4)%	5,816	5,149	13.0%
Gain on sale of residential property loans
Sold loan balance	$—	$—	—%	$1,615	(100.0)%	$—	$9,522	(100.0)%
Gain recognized	—	—	—%	13	(100.0)%	—	140	(100.0)%

The decrease in gain on sale of SBA loans was primarily due to reduced premiums received in the secondary market.
Loan Servicing Income. The following table presents information on loan servicing income for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2022	3/31/2022	% Change	6/30/2021	% Change	6/30/2022	6/30/2021	% Change
Loan servicing income
Servicing income received	$1,287	$1,230	4.6%	$1,124	14.5%	$2,517	$2,397	5.0%
Servicing assets amortization	(532)	(530)	0.4%	(579)	(8.1)%	(1,062)	(970)	9.5%
Loan servicing income	$755	$700	7.9%	$545	38.5%	$1,455	$1,427	2.0%
Underlying loans at end of period	$537,990	$531,183	1.3%	$492,130	9.3%	$537,990	$492,130	9.3%

The Company services SBA loans and certain residential property loans that are sold to the secondary market.

Noninterest Expense
The following table presents the components of noninterest expense for the periods indicated:

	Three Months Ended					Six Months Ended
($ in thousands)	6/30/2022	3/31/2022	% Change	6/30/2021	% Change	6/30/2022	6/30/2021	% Change
Salaries and employee benefits	$8,125	$8,595	(5.5)%	$7,125	14.0%	$16,720	$13,307	25.6%
Occupancy and equipment	1,537	1,397	10.0%	1,388	10.7%	2,934	2,759	6.3%
Professional fees	642	403	59.3%	658	(2.4)%	1,045	1,152	(9.3)%
Marketing and business promotion	310	207	49.8%	516	(39.9)%	517	654	(20.9)%
Data processing	441	404	9.2%	396	11.4%	845	773	9.3%
Director fees and expenses	182	169	7.7%	151	20.5%	351	289	21.5%
Regulatory assessments	147	141	4.3%	179	(17.9)%	288	387	(25.6)%
Other expense	861	755	14.0%	726	18.6%	1,616	1,487	8.7%
Total noninterest expense	$12,245	$12,071	1.4%	$11,139	9.9%	$24,316	$20,808	16.9%

Salaries and Employee Benefits. The decrease in the current quarter compared with the previous quarter was primarily due to decreases in incentives tied to the sales of Loan Production Offices (“LPO”) originated SBA loans and vacation accrual, increases in loan origination cost, which offsets the recognition of salaries, partially offset by an increase in salaries from the increased number of employees. The increase in the current quarter compared with the year-ago quarter was primarily due to an increase in salaries from the annual merit increase and the increase in number of employees, partially offset by a decrease in incentives tied to the sales of LPO originated SBA loans and an increase in loan origination cost. The increase for the current year-to-date period compared with the previous year-to-date period was primarily due to increases in salaries, the incentives tied to sales of LPO originated SBA loans, and other employee benefit expenses, and a decrease in loan origination cost.
Total loan origination cost included in salaries and employee benefits were $461 thousand, $365 thousand, and $399 thousand for the current, previous, and year-ago quarters, respectively, and $826 thousand and $1.4 million for the current and previous year-to-date periods, respectively. The Company recognized a higher loan origination cost for the previous year-to-date period primarily due to the SBA PPP loan production in the first quarter of 2021. The number of full-time equivalent employees was 271, 256, and 248 as of June 30, 2022, March 31, 2022, and June 30, 2021, respectively.
Professional Fees. The increase for the current quarter compared with the previous quarter was primarily to increases in internal audit and other professional fees. The decrease for the current year-to-date period compared with the previous year-to-date period was primarily due to a decrease in internal audit fees.
Marketing and Business Promotion. The increase for the current quarter compared with the previous quarter was primarily due to increases in marketing activities and advertisement. The decreases for the current quarter and year-to-date period compared with the same periods of 2021 were primarily due to a decrease in advertisement, partially offset by an increase in marketing activities.
Director Fees and Expenses. The increases for the current quarter and year-to-date periods compared with the same periods of 2021 were primarily due to a new director appointed during the fourth quarter of 2021.
Regulatory Assessments. The decrease for the current quarter and year-to-date periods compared with the same periods of 2021 were primarily due to a decrease in assessment rate.

Balance Sheet (Unaudited)
Total assets were $2.34 billion at June 30, 2022, an increase of $144.8 million, or 6.6%, from $2.20 billion at March 31, 2022, an increase of $194.8 million, or 9.1%, from $2.15 billion at December 31, 2021, and an increase of $284.6 million, or 13.8%, from $2.06 billion at June 30, 2021. The increases for the current quarter and year-to-date period were primarily due to increases in cash and cash equivalents, securities available-for-sale, and loans held-for-investment, supported by an increase in deposits and the ECIP capital investment.
The following table presents a composition of total loans (includes both loans held-for-sale and loans held-for-investment) as of the dates indicated:

($ in thousands)	6/30/2022	3/31/2022	% Change	12/31/2021	% Change	6/30/2021	% Change
Real estate loans
Commercial property	$1,204,142	$1,150,101	4.7%	$1,105,843	8.9%	$997,918	20.7%
Residential property	258,259	215,132	20.0%	209,485	23.3%	196,983	31.1%
SBA property	131,420	129,400	1.6%	129,661	1.4%	124,251	5.8%
Construction	12,595	9,522	32.3%	8,252	52.6%	13,475	(6.5)%
Commercial and industrial loans
Commercial term	73,885	69,836	5.8%	73,438	0.6%	74,503	(0.8)%
Commercial lines of credit	111,916	107,406	4.2%	100,936	10.9%	90,286	24.0%
SBA commercial term	16,985	16,880	0.6%	17,640	(3.7)%	19,614	(13.4)%
SBA PPP	1,583	22,926	(93.1)%	65,329	(97.6)%	181,019	(99.1)%
Other consumer loans	22,225	21,752	2.2%	21,621	2.8%	21,607	2.9%
Loans held-for-investment	1,833,010	1,742,955	5.2%	1,732,205	5.8%	1,719,656	6.6%
Loans held-for-sale	9,627	18,340	(47.5)%	37,026	(74.0)%	11,255	(14.5)%
Total loans	$1,842,637	$1,761,295	4.6%	$1,769,231	4.1%	$1,730,911	6.5%

The increase in loans held-for-investment for the current quarter was primarily due to new funding of $160.9 million and advances on lines of credit of $40.1 million, partially offset by pay-downs and pay-offs of $110.9 million. The increase for the current year-to-date period was primarily due to new funding of $278.9 million and advances of lines of credit of $69.3 million, partially offset by pay-downs and pay-offs of $247.3 million. SBA PPP loans of $21.3 million and $63.7 million were paid off through regular payments or forgiveness from SBA during the current quarter and year-to-date period, respectively.
The decrease in loans held-for-sale for the current quarter was primarily due to sales of $38.4 million, partially offset by new funding of $29.9 million. The decrease for the current year-to-date period was primarily due to sales of $78.1 million, partially offset by new funding of $51.1 million.
The following table presents a composition of commitments to extend credit as of the dates indicated:

($ in thousands)	6/30/2022	3/31/2022	% Change	12/31/2021	% Change	6/30/2021	% Change
Real estate loans
Commercial property	$20,425	$21,195	(3.6)%	$20,194	1.1%	$15,277	33.7%
SBA property	4,265	3,142	35.7%	3,068	39.0%	6,191	(31.1)%
Construction	12,080	6,528	85.0%	5,180	133.2%	6,233	93.8%
Commercial and industrial loans
Commercial term	2,347	2,674	(12.2)%	1,097	113.9%	2,950	(20.4)%
Commercial lines of credit	218,850	175,742	24.5%	169,000	29.5%	164,648	32.9%
SBA commercial term	383	950	(59.7)%	149	157.0%	—	—%
Other consumer loans	1,086	1,080	0.6%	595	82.5%	118	820.3%
Total commitments to extend credit	$259,436	$211,311	22.8%	$199,283	30.2%	$195,417	32.8%

Credit Quality
The following table presents a summary of non-performing loans, non-performing assets and classified assets as of the dates indicated:

($ in thousands)	6/30/2022	3/31/2022	% Change	12/31/2021	% Change	6/30/2021	% Change
Nonaccrual loans
Real estate loans
Residential property	$450	$461	(2.4)%	$—	—%	$—	—%
SBA property	564	733	(23.1)%	746	(24.4)%	781	(27.8)%
Commercial and industrial loans
SBA commercial term	185	199	(7.0)%	213	(13.1)%	600	(69.2)%
Other consumer loans	24	25	(4.0)%	35	(31.4)%	65	(63.1)%
Total nonaccrual loans held-for-investment	1,223	1,418	(13.8)%	994	23.0%	1,446	(15.4)%
Loans past due 90 days or more and still accruing	—	—	—%	—	—%	—	—%
Non-performing loans (“NPLs”)	1,223	1,418	(13.8)%	994	23.0%	1,446	(15.4)%
Other real estate owned (“OREO”)	808	—	—%	—	—%	—	—%
Non-performing assets (“NPAs”)	$2,031	$1,418	43.2%	$994	104.3%	$1,446	40.5%
Loans past due and still accruing
Past due 30 to 59 days	$682	$119	473.1%	$549	24.2%	$227	200.4%
Past due 60 to 89 days	—	1	(100.0)%	5	(100.0)%	—	—%
Past due 90 days or more	—	—	—%	—	—%	—	—%
Total loans past due and still accruing	$682	$120	468.3%	554	23.1%	$227	200.4%
Troubled debt restructurings (“TDRs”)
Accruing TDRs	$555	$565	(1.8)%	$576	(3.6)%	$605	(8.3)%
Nonaccrual TDRs	10	15	(33.3)%	17	(41.2)%	30	(66.7)%
Total TDRs	$565	$580	(2.6)%	$593	(4.7)%	$635	(11.0)%
Special mention loans	$6,313	$5,562	13.5%	$18,092	(65.1)%	$18,238	(65.4)%
Classified assets
Classified loans	$3,980	$5,377	(26.0)%	$5,168	(23.0)%	$9,666	(58.8)%
OREO	808	—	—%	—	—%	—	—%
Classified assets	$4,788	$5,377	(11.0)%	$5,168	(7.4)%	$9,666	(50.5)%
NPLs to loans held-for-investment	0.07%	0.08%		0.06%		0.08%
NPAs to total assets	0.09%	0.06%		0.05%		0.07%
Classified assets to total assets	0.20%	0.24%		0.24%		0.47%

Loan Modifications Related to the COVID-19 Pandemic
The Company had provided modifications, including interest only payments or payment deferrals, to customers that were adversely affected by the COVID-19 pandemic. The loan modifications met all criteria under the Coronavirus Aid, Relief, and Economic Security Act. Therefore, the modified loans were not considered TDRs. As of June 30, 2022 and March 31, 2022, the Company had no loans under modified terms related to the COVID-19 pandemic. Total loans under modified terms related to the COVID-19 pandemic totaled $16.2 million at June 30, 2021.
The Company had classified the loans that were granted modifications related to the COVID-19 pandemic in excess of 6 months on a cumulative basis as special mention or classified. Special mention and classified loans included $4.0 million and $1.5 million, respectively, at June 30, 2022, $4.1 million and $2.7 million, respectively, at March 31, 2022, $15.6 million and $2.7 million, respectively, December 31, 2021, and $16.4 million and $6.2 million, respectively, at June 30, 2021, of the loans that were granted such modifications.

Investment Securities
Total investment securities were $139.1 million at June 30, 2022, an increase of $7.7 million, or 5.9%, from $131.3 million at March 31, 2022, an increase of $15.9 million, or 12.9%, from $123.2 million at December 31, 2021, and an increase of $3.6 million, or 2.6%, from $135.5 million at June 30, 2021. The increase for the current quarter was primarily due to purchases of $18.1 million, partially offset by principal pay-downs and calls of $6.2 million, a fair value decrease of $4.1 million, and net premium amortization of $97 thousand. The increase for the current year-to-date period was primarily due to purchases of $38.0 million, partially offset by principal pay-downs and calls of $12.3 million, a fair value decrease of $9.6 million, and net premium amortization of $232 thousand.
Deposits
The following table presents the Company’s deposit mix as of the dates indicated:

	6/30/2022		3/31/2022		12/31/2021		6/30/2021
($ in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total	Amount	% to Total
Noninterest-bearing demand deposits	$988,454	49.5%	$891,797	46.7%	$830,383	44.5%	$795,741	44.3%
Interest-bearing deposits
Savings	14,686	0.7%	15,037	0.8%	16,299	0.9%	11,671	0.6%
NOW	18,881	0.9%	17,543	0.9%	20,185	1.1%	21,725	1.2%
Retail money market accounts	458,605	22.9%	431,057	22.5%	386,041	20.5%	358,575	19.9%
Brokered money market accounts	1	0.1%	1	0.1%	1	0.1%	4	0.1%
Retail time deposits of
$250,000 or less	235,956	11.8%	246,100	12.8%	256,956	13.8%	271,531	15.1%
More than $250,000	186,024	9.3%	173,844	9.1%	172,269	9.2%	173,401	9.6%
State and brokered time deposits	95,000	4.8%	135,000	7.1%	185,000	9.9%	165,000	9.2%
Total interest-bearing deposits	1,009,153	50.5%	1,018,582	53.3%	1,036,751	55.5%	1,001,907	55.7%
Total deposits	$1,997,607	100.0%	$1,910,379	100.0%	$1,867,134	100.0%	$1,797,648	100.0%

The increases in noninterest-bearing demand deposits and retail money market accounts for the current quarter and year-to-date period were primarily due to the overall liquid deposit market.
The increase in retail time deposits for the current quarter was primarily due to new accounts of $68.8 million, renewals of the matured accounts of $154.0 million and balance increases of $4.4 million, partially offset by matured and closed accounts of $225.2 million. The decrease for the current year was primarily due to matured and closed accounts of $413.7 million, partially offset by new accounts of $99.4 million, renewals of the matured accounts of $297.6 million and balance increases of $9.5 million.
Liquidity
The following table presents a summary of the Company’s liquidity position as of June 30, 2022:

($ in thousands)	6/30/2022
Cash and cash equivalents	$299,910
Cash and cash equivalents to total assets	12.8%

Available borrowing capacity
FHLB advances	$549,920
Federal Reserve Discount Window	21,955
Overnight federal funds lines	65,000
Total	$636,875
Total available borrowing capacity to total assets	27.2%

Shareholders’ Equity
Shareholders’ equity was $334.4 million at June 30, 2022, an increase of $73.3 million, or 28.1%, from $261.1 million at March 31, 2022, an increase of $78.1 million, or 30.5%, from $256.3 million at December 31, 2021, and an increase of $95.4 million, or 39.9%, from $238.9 million at June 30, 2021. The increases for the current quarter and year-to-date period were primarily due to net income and issuance of preferred stock (as discussed below), partially offset by cash dividends declared on common stock and a decrease in accumulated other comprehensive income (loss). The Company declared cash dividends of $2.2 million and $4.5 million for the current quarter and year-to-date period, respectively.
Stock Repurchase
On April 8, 2021, the Company’s Board of Directors approved a repurchase program authorizing the repurchase of up to 5% of the Company’s outstanding common stock as of the date of the board meeting, which represented 775,000 shares, through September 7, 2021. The Company repurchased and retired 680,269 shares of common stock totaling $10.9 million at a weighted-average price of $15.99 per share under this program.
Issuance of Preferred Stock Under the Emergency Capital Investment Program
On May 24, 2022, the Company issued 69,141 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, liquidation preference of $1,000 per share (“Series C Preferred Stock”) for the capital investment of $69.1 million from the U.S. Treasury under the ECIP. ECIP investment is treated as tier 1 capital for regulatory capital purposes.
The Series C Preferred Stock bears no dividend for the first 24 months following the investment date. Thereafter, the dividend rate will be adjusted based on the lending growth criteria listed in the terms of the ECIP investment with an annual dividend rate up to 2%. After the tenth anniversary of the investment date, the dividend rate will be fixed based on average annual amount of lending in years 2 through 10. Dividends will be payable quarterly in arrears on March 15, June 15, September 15, and December 15.
The Series C Preferred Stock may be redeemed at the option of the Company on or after the fifth anniversary of issuance (or earlier in the event of loss of regulatory capital treatment), subject to the approval of the appropriate federal banking regulator and in accordance with the federal banking agencies’ regulatory capital regulations.
Established by the Consolidated Appropriations Act, 2021, the ECIP was created to encourage low- and moderate-income community financial institutions and minority depository institutions to provide loans, grants, and forbearance for small businesses, minority-owned businesses, and consumers, especially low-income and underserved communities, including persistent poverty counties, that may be disproportionately impacted by the economic effect of the COVID-19 pandemic by providing direct and indirect capital investments in low- and moderate-income community financial institutions.
Capital Ratios
Based on changes to the Federal Reserve’s definition of a “Small Bank Holding Company” that increased the threshold to $3 billion in assets in August 2018, the Company is not currently subject to separate minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will again be subject to capital measurements independent of the Bank. For comparison purposes, the Company’s ratios are included in following discussion. The following table presents capital ratios for the Company and the Bank as of dates indicated:

	6/30/2022	3/31/2022	12/31/2021	6/30/2021	Well Capitalized Requirements
PCB Bancorp
Common tier 1 capital (to risk-weighted assets)	14.44%	14.77%	14.79%	15.17%	N/A
Total capital (to risk-weighted assets)	19.25%	15.97%	16.04%	16.43%	N/A
Tier 1 capital (to risk-weighted assets)	18.11%	14.77%	14.79%	15.17%	N/A
Tier 1 capital (to average assets)	15.37%	12.22%	12.11%	11.76%	N/A
Pacific City Bank
Common tier 1 capital (to risk-weighted assets)	17.79%	14.43%	14.48%	14.88%	6.5%
Total capital (to risk-weighted assets)	18.92%	15.63%	15.73%	16.13%	10.0%
Tier 1 capital (to risk-weighted assets)	17.79%	14.43%	14.48%	14.88%	8.0%
Tier 1 capital (to average assets)	15.09%	11.94%	11.85%	11.53%	5.0%

Name Change of Pacific City Bank to PCB Bank
On August 25, 2022, the Pacific City Bank will change its name to PCB Bank. In addition, the Company introduced a new logo, which will also be utilized by the Bank after its name change. In accordance with the name change, the Bank will update its website, branch signage and marketing collateral.
“As we continued to grow and expand our national presence, we felt that now is a good time to announce our new name which is better suited to the broad geographic reach of our institution now and in the future,” stated Henry Kim, President and Chief Executive Officer.
About PCB Bancorp
PCB Bancorp is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, including but not limited to general economic uncertainty in the United States and abroad, the impact of inflation, changes in interest rates (including actions taken by the Federal Reserve to address inflation), deposit flows, and real estate values, and their corresponding impact on our customers, and the network and data incident discovered on August 30, 2021. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

PCB Bancorp and Subsidiary
Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	6/30/2022	3/31/2022	% Change	12/31/2021	% Change	6/30/2021	% Change
Assets
Cash and due from banks	$23,125	$19,693	17.4%	$15,222	51.9%	$18,417	25.6%
Interest-bearing deposits in other financial institutions	276,785	230,519	20.1%	188,063	47.2%	156,204	77.2%
Total cash and cash equivalents	299,910	250,212	19.9%	203,285	47.5%	174,621	71.7%
Securities available-for-sale, at fair value	139,067	131,345	5.9%	123,198	12.9%	135,479	2.6%
Loans held-for-sale	9,627	18,340	(47.5)%	37,026	(74.0)%	11,255	(14.5)%
Loans held-for-investment	1,833,010	1,742,955	5.2%	1,732,205	5.8%	1,719,656	6.6%
Allowance for loan losses	(21,071)	(21,198)	(0.6)%	(22,381)	(5.9)%	(24,889)	(15.3)%
Net loans held-for-investment	1,811,939	1,721,757	5.2%	1,709,824	6.0%	1,694,767	6.9%
Premises and equipment, net	3,633	3,106	17.0%	3,098	17.3%	3,576	1.6%
Federal Home Loan Bank and other bank stock	10,183	8,577	18.7%	8,577	18.7%	8,577	18.7%
Other real estate owned, net	808	—	—%	—	—%	—	—%
Bank-owned life insurance	29,705	29,530	0.6%	29,358	1.2%	—	—%
Deferred tax assets, net	11,869	11,895	(0.2)%	10,824	9.7%	7,892	50.4%
Servicing assets	7,716	7,533	2.4%	7,269	6.1%	6,482	19.0%
Operating lease assets	6,512	6,511	—%	6,786	(4.0)%	6,595	(1.3)%
Accrued interest receivable	5,212	5,050	3.2%	5,368	(2.9)%	6,741	(22.7)%
Other assets	8,379	5,886	42.4%	5,122	63.6%	4,018	108.5%
Total assets	$2,344,560	$2,199,742	6.6%	$2,149,735	9.1%	$2,060,003	13.8%
Liabilities
Deposits
Noninterest-bearing demand	$988,454	$891,797	10.8%	$830,383	19.0%	$795,741	24.2%
Savings, NOW and money market accounts	492,173	463,638	6.2%	422,526	16.5%	391,975	25.6%
Time deposits of $250,000 or less	270,956	281,100	(3.6)%	341,956	(20.8)%	336,531	(19.5)%
Time deposits of more than $250,000	246,024	273,844	(10.2)%	272,269	(9.6)%	273,401	(10.0)%
Total deposits	1,997,607	1,910,379	4.6%	1,867,134	7.0%	1,797,648	11.1%
Federal Home Loan Bank advances	—	10,000	(100.0)%	10,000	(100.0)%	10,000	(100.0)%
Operating lease liabilities	7,067	7,176	(1.5)%	7,444	(5.1)%	7,338	(3.7)%
Accrued interest payable and other liabilities	5,511	11,129	(50.5)%	8,871	(37.9)%	6,076	(9.3)%
Total liabilities	2,010,185	1,938,684	3.7%	1,893,449	6.2%	1,821,062	10.4%
Commitments and contingent liabilities
Shareholders’ equity
Preferred stock	69,141	—	—%	—	—%	—	—%
Common stock	155,842	155,614	0.1%	154,992	0.5%	154,796	0.7%
Retained earnings	115,992	109,142	6.3%	101,140	14.7%	83,002	39.7%
Accumulated other comprehensive income (loss), net	(6,600)	(3,698)	NM	154	NM	1,143	NM
Total shareholders’ equity	334,375	261,058	28.1%	256,286	30.5%	238,941	39.9%
Total liabilities and shareholders’ equity	$2,344,560	$2,199,742	6.6%	$2,149,735	9.1%	$2,060,003	13.8%

Outstanding common shares	14,956,760	14,944,663		14,865,825		14,854,315
Book value per common share (1)	$22.36	$17.47		$17.24		$16.09
TCE per common share (2)	$17.73	$17.47		$17.24		$16.09
Total loan to total deposit ratio	92.24%	92.20%		94.76%		96.29%
Noninterest-bearing deposits to total deposits	49.48%	46.68%		44.47%		44.27%

(1)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares. The Company did not have any intangible equity components for the presented periods.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

PCB Bancorp and Subsidiary
Consolidated Statements of Income (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended					Six Months Ended
	6/30/2022	3/31/2022	% Change	6/30/2021	% Change	6/30/2022	6/30/2021	% Change
Interest and dividend income
Loans, including fees	$21,243	$20,190	5.2%	$19,511	8.9%	$41,433	$38,255	8.3%
Investment securities	668	476	40.3%	375	78.1%	1,144	735	55.6%
Other interest-earning assets	535	228	134.6%	165	224.2%	763	319	139.2%
Total interest income	22,446	20,894	7.4%	20,051	11.9%	43,340	39,309	10.3%
Interest expense
Deposits	1,041	850	22.5%	1,000	4.1%	1,891	2,311	(18.2)%
Other borrowings	54	51	5.9%	55	(1.8)%	105	183	(42.6)%
Total interest expense	1,095	901	21.5%	1,055	3.8%	1,996	2,494	(20.0)%
Net interest income	21,351	19,993	6.8%	18,996	12.4%	41,344	36,815	12.3%
Reversal for loan losses	(109)	(1,191)	(90.8)%	(934)	(88.3)%	(1,300)	(2,081)	(37.5)%
Net interest income after reversal for loan losses	21,460	21,184	1.3%	19,930	7.7%	42,644	38,896	9.6%
Noninterest income
Gain on sale of loans	2,039	3,777	(46.0)%	3,967	(48.6)%	5,816	5,289	10.0%
Service charges and fees on deposits	330	303	8.9%	302	9.3%	633	595	6.4%
Loan servicing income	755	700	7.9%	545	38.5%	1,455	1,427	2.0%
Bank-owned life insurance income	175	172	1.7%	—	—%	347	—	—%
Other income	349	334	4.5%	337	3.6%	683	697	(2.0)%
Total noninterest income	3,648	5,286	(31.0)%	5,151	(29.2)%	8,934	8,008	11.6%
Noninterest expense
Salaries and employee benefits	8,125	8,595	(5.5)%	7,125	14.0%	16,720	13,307	25.6%
Occupancy and equipment	1,537	1,397	10.0%	1,388	10.7%	2,934	2,759	6.3%
Professional fees	642	403	59.3%	658	(2.4)%	1,045	1,152	(9.3)%
Marketing and business promotion	310	207	49.8%	516	(39.9)%	517	654	(20.9)%
Data processing	441	404	9.2%	396	11.4%	845	773	9.3%
Director fees and expenses	182	169	7.7%	151	20.5%	351	289	21.5%
Regulatory assessments	147	141	4.3%	179	(17.9)%	288	387	(25.6)%
Other expense	861	755	14.0%	726	18.6%	1,616	1,487	8.7%
Total noninterest expense	12,245	12,071	1.4%	11,139	9.9%	24,316	20,808	16.9%
Income before income taxes	12,863	14,399	(10.7)%	13,942	(7.7)%	27,262	26,096	4.5%
Income tax expense	3,771	4,159	(9.3)%	4,098	(8.0)%	7,930	7,692	3.1%
Net income	$9,092	$10,240	(11.2)%	$9,844	(7.6)%	$19,332	$18,404	5.0%

Earnings per common share
Basic	$0.61	$0.69		$0.65		$1.29	$1.20
Diluted	$0.60	$0.67		$0.64		$1.27	$1.19
Average common shares
Basic	14,883,768	14,848,014		15,115,561		14,865,990	15,249,210
Diluted	15,122,452	15,141,693		15,309,873		15,138,493	15,425,308

Dividend paid per common share	$0.15	$0.15		$0.10		$0.30	$0.20
Return on average assets (1)	1.65%	1.92%		1.96%		1.78%	1.85%
Return on average shareholders’ equity (1)	12.48%	16.01%		16.49%		14.13%	15.59%
Return on average TCE (1), (2)	13.85%	16.01%		16.49%		14.92%	15.59%
Efficiency ratio (3)	48.98%	47.75%		46.13%		48.36%	46.42%

(1)Ratios are presented on an annualized basis.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Three Months Ended
	6/30/2022			3/31/2022			6/30/2021
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)
Assets
Interest-earning assets
Total loans (1)	$1,804,368	$21,243	4.72%	$1,773,376	$20,190	4.62%	$1,691,704	$19,511	4.63%
Mortgage-backed securities	88,032	416	1.90%	84,223	307	1.48%	92,732	233	1.01%
Collateralized mortgage obligation	25,929	125	1.93%	18,242	48	1.07%	22,929	54	0.94%
SBA loan pool securities	11,164	43	1.54%	10,095	38	1.53%	10,828	51	1.89%
Municipal bonds (2)	5,347	37	2.78%	5,632	36	2.59%	5,760	37	2.58%
Corporate bonds	4,852	47	3.89%	5,038	47	3.78%	—	—	—%
Other interest-earning assets	195,633	535	1.10%	198,918	228	0.46%	164,710	165	0.40%
Total interest-earning assets	2,135,325	22,446	4.22%	2,095,524	20,894	4.04%	1,988,663	20,051	4.04%
Noninterest-earning assets
Cash and due from banks	20,801			20,385			19,080
Allowance for loan losses	(21,204)			(22,377)			(25,559)
Other assets	73,137			67,600			36,605
Total noninterest-earning assets	72,734			65,608			30,126
Total assets	$2,208,059			$2,161,132			$2,018,789
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$464,829	430	0.37%	$431,981	313	0.29%	$400,314	317	0.32%
Savings	14,989	2	0.05%	15,644	2	0.05%	11,588	1	0.03%
Time deposits	521,606	609	0.47%	586,387	535	0.37%	615,035	682	0.44%
Total interest-bearing deposits	1,001,424	1,041	0.42%	1,034,012	850	0.33%	1,026,937	1,000	0.39%
Other borrowings	11,132	54	1.95%	10,400	51	1.99%	19,012	55	1.16%
Total interest-bearing liabilities	1,012,556	1,095	0.43%	1,044,412	901	0.35%	1,045,949	1,055	0.40%
Noninterest-bearing liabilities
Noninterest-bearing demand	889,691			840,626			720,105
Other liabilities	13,677			16,727			13,287
Total noninterest-bearing liabilities	903,368			857,353			733,392
Total liabilities	1,915,924			1,901,765			1,779,341
Total shareholders’ equity	292,135			259,367			239,448
Total liabilities and shareholders’ equity	$2,208,059			$2,161,132			$2,018,789
Net interest income		$21,351			$19,993			$18,996
Net interest spread (3)			3.79%			3.69%			3.64%
Net interest margin (4)			4.01%			3.87%			3.83%
Total deposits	$1,891,115	$1,041	0.22%	$1,874,638	$850	0.18%	$1,747,042	$1,000	0.23%
Total funding (5)	$1,902,247	$1,095	0.23%	$1,885,038	$901	0.19%	$1,766,054	$1,055	0.24%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan fees and costs.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
(6)Annualized.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Six Months Ended
	6/30/2022			6/30/2021
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)
Assets
Interest-earning assets
Total loans (1)	$1,788,958	$41,433	4.67%	$1,666,808	$38,255	4.63%
Mortgage-backed securities	86,138	723	1.69%	87,140	448	1.04%
Collateralized mortgage obligation	22,106	173	1.58%	23,903	111	0.94%
SBA loan pool securities	10,633	81	1.54%	11,248	103	1.85%
Municipal bonds (2)	5,489	73	2.68%	5,782	73	2.55%
Corporate bonds	4,944	94	3.83%	—	—	—%
Other interest-earning assets	197,267	763	0.78%	176,864	319	0.36%
Total interest-earning assets	2,115,535	43,340	4.13%	1,971,745	39,309	4.02%
Noninterest-earning assets
Cash and due from banks	20,594			19,076
Allowance for loan losses	(21,787)			(26,211)
Other assets	70,384			38,481
Total noninterest-earning assets	69,191			31,346
Total assets	$2,184,726			$2,003,091
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$448,496	743	0.33%	$403,948	650	0.32%
Savings	15,315	4	0.05%	11,101	2	0.04%
Time deposits	553,818	1,144	0.42%	625,267	1,659	0.54%
Total interest-bearing deposits	1,017,629	1,891	0.37%	1,040,316	2,311	0.45%
Other borrowings	10,768	105	1.97%	47,128	183	0.78%
Total interest-bearing liabilities	1,028,397	1,996	0.39%	1,087,444	2,494	0.46%
Noninterest-bearing liabilities
Noninterest-bearing demand	865,294			663,902
Other liabilities	15,194			13,618
Total noninterest-bearing liabilities	880,488			677,520
Total liabilities	1,908,885			1,764,964
Total shareholders’ equity	275,841			238,127
Total liabilities and shareholders’ equity	$2,184,726			$2,003,091
Net interest income		$41,344			$36,815
Net interest spread (3)			3.74%			3.56%
Net interest margin (4)			3.94%			3.77%
Total deposits	$1,882,923	$1,891	0.20%	$1,704,218	$2,311	0.27%
Total funding (5)	$1,893,691	$1,996	0.21%	$1,751,346	$2,494	0.29%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan fees and costs.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
(6)Annualized.

PCB Bancorp and Subsidiary
Non-GAAP Measures
($ in thousands)

Adjusted allowance for loan losses to loans held-for-investment ratio
Adjusted Allowance to loans held-for-investment ratio is calculated by removing SBA PPP loans from loans held-for-investment from the Allowance to loans held-for-investment ratio calculation. The SBA launched the PPP to provide a direct incentive for small businesses to keep their workers on the payroll in response to the COVID-19 pandemic. The SBA guarantees 100% of the PPP loans made to eligible borrowers, and the loans are eligible to be forgiven if certain conditions are met, at which point the SBA will make payments to the Bank for the forgiven amounts. The SBA guarantee on PPP loans cannot be separated from the loan and therefore is not a separate unit of account. The Company considered the SBA guarantee in the Allowance evaluation and determined that it is not required to reserve an Allowance on SBA PPP loans. Management believes this non-GAAP measure enhances comparability to prior periods and provide supplemental information regarding the Company’s credit trends. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following tables provide reconciliations of the non-GAAP measure with financial measure defined by GAAP.

($ in thousands)		6/30/2022	3/31/2022	12/31/2021	6/30/2021
Loans held-for-investment	(a)	$1,833,010	$1,742,955	$1,732,205	$1,719,656
Less: SBA PPP loans	(b)	1,583	22,926	65,329	181,019
Loans held-for-investment, excluding SBA PPP loans	(c)=(a)-(b)	$1,831,427	$1,720,029	$1,666,876	$1,538,637
Allowance	(d)	$21,071	$21,198	$22,381	$24,889
Allowance to loans held-for-investment ratio	(d)/(a)	1.15%	1.22%	1.29%	1.45%
Adjusted Allowance to loans held-for-investment ratio	(d)/(c)	1.15%	1.23%	1.34%	1.62%

Return on average tangible common equity, tangible common equity per common share and tangible common equity to total assets ratios
The Company's TCE is calculated by subtracting preferred stock from stockholders’ equity. The Company does not have any intangible assets for the presented periods. Return on average TCE, TCE per common share, and TCE to total assets constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

($ in thousands)		Three Months Ended			Six Months Ended
		6/30/2022	3/31/2022	6/30/2021	6/30/2022	6/30/2021
Average total shareholders' equity	(a)	$292,135	$259,367	$239,448	$275,841	$238,127
Less: average preferred stock	(b)	28,872	—	—	14,516	—
Average TCE	(c)=(a)-(b)	$263,263	$259,367	$239,448	$261,325	$238,127
Net income	(d)	$9,092	$10,240	$9,844	$19,332	$18,404
Return on average shareholder's equity (1)	(d)/(a)	12.48%	16.01%	16.49%	14.13%	15.59%
Return on average TCE (1)	(d)/(c)	13.85%	16.01%	16.49%	14.92%	15.59%

(1) Annualized.

($ in thousands, except per share data)		6/30/2022	3/31/2022	12/31/2021	6/30/2021
Total shareholders' equity	(a)	$334,375	$261,058	$256,286	$238,941
Less: preferred stock	(b)	69,141	—	—	—
TCE	(c)=(a)-(b)	$265,234	$261,058	$256,286	$238,941
Outstanding common shares	(d)	14,956,760	14,944,663	14,865,825	14,854,315
Book value per common share	(a)/(d)	$22.36	$17.47	$17.24	$16.09
TCE per common share	(c)/(d)	$17.73	$17.47	$17.24	$16.09
Total assets	(e)	$2,344,560	$2,199,742	$2,149,735	$2,060,003
Total shareholders' equity to total assets	(a)/(e)	14.26%	11.87%	11.92%	11.60%
TCE to total assets	(c)/(e)	11.31%	11.87%	11.92%	11.60%